                  AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT ("Agreement") is made and entered into effective this 4th day of June, 1996, by and among XYX Acquisition Corp., a Delaware corporation ("Newco"), Xytronyx, Inc., a Delaware corporation and the owner of all the issued and outstanding shares of capital stock of Newco ("XYX"), and Binary Therapeutics, Inc., a Delaware corporation ("BTI").

                           WITNESSETH

     WHEREAS, the Boards of Directors of XYX, Newco and BTI have each determined that it is in the best interests of their respective shareholders for BTI to merge with and into Newco upon the terms and subject to the conditions set forth herein; and

     WHEREAS, XYX, Newco and BTI desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:


1.   GENERAL DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1 BEST KNOWLEDGE. "Best Knowledge" means both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the current directors and executive officers of the Person.

     1.2 BUSINESS DAY. "Business Day" means any day which is not a Saturday, Sunday or a permitted or required bank holiday in New York, New York.

     1.3 CLOSING AND CLOSING DATE AND CLOSING NOTICE. "Closing" and "Closing Date" and "Closing Notice" have the meaning ascribed to such terms, respectively, in Section 5.1 hereof.

     1.4  CODE.  "Code" means the Internal Revenue Code of 1986, as amended.

     1.5 CONVERSION RATE. "Conversion Rate" has the meaning ascribed to such term in Section 4.2 hereof.


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     1.6  CONVERTIBLE SUBORDINATED NOTES.  "Convertible Subordinated Notes" has
the meaning ascribed to such term in Section 9.3 hereof.

     1.7 EFFECTIVE TIME. "Effective Time" has the meaning ascribed to such term in Section 2.2 hereof.

     1.8 ERISA. "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     1.9 EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.10 FISCAL YEAR. "Fiscal Year" means a twelve-month period beginning January 1 for BTI and a twelve-month period beginning April 1 for XYX and Newco.


     1.11 GOVERNMENTAL AUTHORITY. "Governmental Authority" means any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     1.12 GOVERNMENTAL REQUIREMENT. "Governmental Requirement" means any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

     1.13 HOLDER. "Holder" means any individual or entity owning of record BTI Shares, BTI Convertible Debt, BTI Options, BTI Warrants, BTI Rights or such XYX Shares or XYX Rights received upon conversion thereof but not including the Convertible Subordinated Notes or any other indebtedness of BTI to XYX or BTI Shares issuable upon conversion thereof.

     1.14 INVESTMENT REPRESENTATION, REGISTRATION RIGHTS AND PROXY AGREEMENT. "Investment Representation, Registration Rights and Proxy Agreement" means the agreement in the form set forth as Exhibit A hereto.

     1.15 IRS.  "IRS" means the Internal Revenue Service.

     1.16 LEGAL REQUIREMENTS. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other


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standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

     1.17 OWNERSHIP INTEREST. "Ownership Interest" means any form of direct or indirect interest in the ownership, equity or profits, whether certificated or non-certificated, issued or unissued, contingent or otherwise, including, without limitation, the following: shares, or the right thereto, executory rights to receive shares, options, warrants, instruments or obligations convertible into shares or profit interests.

     1.18 PERSON. "Person" means any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.19 PURCHASE PRICE. "Purchase Price" has the meaning ascribed to such term in Section 4.2 hereof.

     1.20 SECTION. Unless otherwise stated herein, the term "Section" when used in this Agreement refers to the Sections of this Agreement.

     1.21 SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

     1.22 TAX. "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     1.23 TAX RETURN. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.24 XYX MARKET PRICE. "XYX Market Price" means the amount determined as follows:

          (A) If the XYX Common Stock is listed for trading on the AMEX, the Fair Market Value shall be equal to the average closing bid price of the XYX Common


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Stock on the AMEX for the twenty (20) business days ending on the last business day prior to BTI's receipt of the Closing Notice; or

          (B) If the XYX Common Stock is not listed for trading on the AMEX, but is listed on any other national securities exchange, the Fair Market Value shall be equal to the average closing bid price of the XYX Common Stock for the twenty (20) business days ending on the last business day prior to BTI's receipt of the Closing Notice; or

          (C) If the XYX Common Stock is not listed for trading on any national securities exchange, the Fair Market Value shall be the average of the closing bid price quoted on the Over The Counter Bulletin Board (the "OTC") or the Pink Sheets of the XYX Common Stock for the twenty (20) business days ending on the last business day prior to BTI's receipt of the Closing Notice; or

          (D) If the XYX Common Stock is not listed for trading on any national securities exchange and the bid and asked prices are not reported on the OTC or the Pink Sheets, the Fair Market Value shall be an amount, not less than the book value per share of the XYX Common Stock at the end of its most recent fiscal year ending prior to BTI's receipt of the Closing Notice, determined in such reasonable manner as may in good faith be prescribed by the Board of Directors of XYX.


2.   THE MERGER

     2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time as defined below, BTI shall be merged with and into Newco and the separate corporate existence of BTI shall thereupon cease (the "Merger").
At the Effective Time, Newco shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Newco with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").


     2.2. EFFECTIVE TIME. At the Closing, XYX, Newco and BTI will cause a Certificate of Merger, in the form set forth in Exhibit 2.2 hereto (the "Delaware Certificate of Merger"), to be executed and delivered to the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective upon the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is specified in the Delaware Certificate of Merger (the "Effective Time").


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

3.   THE SURVIVING CORPORATION

     3.1. THE ARTICLES OF INCORPORATION. The Certificate of Incorporation of Newco (the "Certificate") in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate shall be amended at and as of the Effective Time as set forth in the Delaware Certificate of Merger. As so amended, such Certificate shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

     3.2. THE BYLAWS. The Bylaws of Newco (the "Bylaws") in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     3.3. OFFICERS AND DIRECTORS. The officers and the directors of Newco immediately prior to the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving corporation's Certificate of Incorporation and the Bylaws.


4.   CONVERSION OF SHARES IN THE MERGER

     4.1. CONVERSION OF SHARES, CONVERTIBLE DEBT, OPTIONS AND WARRANTS. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof:

          (A) Each share of the common stock, $0.01 par value per share, of Newco issued and outstanding immediately prior to the Effective Time shall remain outstanding, which shares shall thereafter constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

          (B) Each share of the common stock, $.001 par value per share, of BTI but not including any such shares issuable upon conversion of the Convertible Subordinated Notes (the "BTI Shares") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, a number of shares of common stock, par value $0.02 per share, of XYX ("XYX Shares") determined by multiplying each such BTI Share by the Conversion Rate.

          (C) Each debt instrument of BTI convertible into shares of BTI Common Stock, as set forth on Exhibit 4.1(C) hereof but not including the Convertible Subordinated Notes or other indebtedness of BTI to XYX ("BTI Convertible Debt"), shall be converted into the right to receive, without interest, that number of XYX Shares determined by multiplying each BTI Share issuable upon conversion of the BTI Convertible Debt by the


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

Conversion Rate.

          (D) Each option ("Option") or warrant ("Warrant") or other right to purchase shares of BTI Common Stock, as set forth on Exhibit 4.1(D) hereof ("BTI Rights"), shall be converted into the right to receive, without interest, an option or warrant to purchase (with terms substantially equivalent to each converted BTI Right) that number of shares of XYX Common Stock (the "XYX Rights") that would be issuable in the Merger based on the Conversion Rate had the holders of the BTI Rights exercised such Rights to purchase shares of BTI Common Stock immediately prior to the Merger.

     4.2 CONVERSION RATE AND PURCHASE PRICE. The "Conversion Rate" shall be determined by dividing (x) the Purchase Price as defined below by (y) the XYX Market Price, and by dividing the resulting quotient by (z) the total of (i) the aggregate number of shares of BTI Common Stock issued and outstanding immediately prior to the Effective Date, excluding any shares held by XYX, plus
(ii) the aggregate number of shares of BTI Common Stock into which the BTI Convertible Debt is convertible immediately prior to or at the Effective Time pursuant to Section 4.1(C) plus (iii) the aggregate number of shares of BTI Common Stock into which all BTI Rights are convertible immediately prior to or at the Effective Time pursuant to Section 4.1(D). The XYX Market Price shall not be less than $2.00 per share or more than $6.00 per share for purposes of
(y) above.  The Conversion Rate shall be subject to adjustment as set forth in
Section 4.3. The "Purchase Price" shall be $6,000,000. The Purchase Price shall be reduced to the extent, if any, that the Total Funding (as defined in Section 9.1) exceeds $1,250,000 due to the funding of mutually agreed upon and specified expenses.

     4.3 ADJUSTMENT OF CONVERSION RATE. In the event of any reclassification, stock split (including reverse stock split), stock dividend or other general distribution of securities, cash or other property with respect to XYX Common Stock (or if a record date with respect to any of the foregoing should occur) on or after the date of this Agreement and on or prior to the date of the Effective Time, appropriate and equitable adjustments shall be made to the Conversion Rate.

     4.4. NO FRACTIONAL SHARES. Any fractional shares resulting from such conversion to which the holder of XYX Shares otherwise would be entitled shall not be issued but shall be paid in cash.

     4.5 EFFECT OF MERGER. The XYX Shares and XYX Rights into which the BTI Shares, BTI Convertible Debt, Options and Warrants are converted pursuant to
Section 4.1 and any cash payable in lieu of fractional shares pursuant to
Section 4.4 are collectively referred to herein as the "Merger Consideration." All BTI Shares, BTI Convertible Debt, Options and Warrants, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or other instrument representing any such share, debt, option or warrant shall thereafter cease to have any rights with respect to such shares, debt, option or warrant, except the right to receive the Merger Consideration for


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such shares, debt, options or warrants upon the surrender of such certificate or other instrument in accordance with Section 4.6.

     4.6       PAYMENT FOR SHARES.

          (A) At the Effective Time, each Holder shall have a right to surrender to XYX such certificate or certificates or other instrument or instruments representing BTI Shares, BTI Convertible Debt, Options or Warrants and to receive in exchange therefor a certificate representing the number of XYX Shares and/or XYX Rights into which the BTI Shares, BTI Convertible Debt, Options or Warrants represented by the surrendered certificate or certificates or other instrument or instruments shall have been converted pursuant to Section 4.1, and cash in lieu of any fractional XYX Shares to which the Holder otherwise would be entitled pursuant to Section 4.4.

          (B) As soon as reasonably practicable after the Effective Time, XYX shall mail to each Holder of a certificate or certificates or other instrument or instruments which immediately prior to the Effective Time represented BTI Shares, BTI Convertible Debt, Options or Warrants (the "Certificate"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to XYX and shall be in a form and have such other provisions as XYX may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to XYX or to such agent or agents as may be appointed by XYX, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by XYX, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of XYX Shares and/or XYX Rights into which the BTI Shares, BTI Convertible Debt, Options or Warrants theretofore represented by such Certificate shall have been converted pursuant to Section 4.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of BTI Shares, BTI Convertible Debt, Options or Warrants that is not registered in the transfer records of BTI, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 4.6, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of XYX Shares or XYX Rights, without interest, into which the BTI Shares, BTI Convertible Debt, Options or Warrants theretofore represented by such Certificate shall have been converted pursuant to Section 4.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. No dividends or distributions will be paid to a Holder until he or she has surrendered his or her Certificate or Certificates representing BTI Shares, BTI Convertible Debt, Options or Warrants, upon which surrender there shall


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be paid to such Holder, but without interest thereon, all dividends and distributions payable on the XYX Shares subsequent to the Effective Time. No transfer shall be made on the stock transfer books of the Surviving Corporation at the Effective Time, except as provided in Section 4.1(A).

          (C) At the Effective Time, the stock transfer books of BTI shall be closed, and there shall be no further registration of transfers on the stock transfer books of BTI of the BTI Shares, BTI Convertible Debt, Options or Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or XYX for any reason, they shall be canceled and exchanged as provided in this Section 4.6.

          (D) None of XYX, Newco or BTI shall be liable to any Holder for any XYX Shares and/or XYX Rights transferred or any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     4.7 INCOME TAX CONSIDERATIONS. It is the intention of the parties hereto that the merger contemplated by this Agreement will qualify for treatment as a tax-free reorganization under the Code and the parties hereby agree to undertake all reasonable actions necessary both before and after the consummation of the Merger to effect such treatment.

     4.8 COMPLIANCE WITH SECURITIES LAWS. The payment of the Merger Consideration shall be undertaken in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act contained in Sections 4(2) and 3(b) thereof. XYX shall cause Newco to take such actions as may be necessary or advisable in order to consummate the Merger in conformity with Governmental Requirements including, without limitation, federal and state securities laws; and BTI, together with its directors and officers, agrees to take such actions as may be necessary or advisable upon the reasonable request of XYX and/or Newco to consummate the Merger in conformity with such Governmental Requirements.


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5.   CLOSING

     5.1 GENERAL PROCEDURE. Subject to the terms and conditions of this Agreement, the closing (the "Closing") of this Agreement and the transactions contemplated hereunder, shall occur at the offices of XYX, 6555 Nancy Ridge Drive, Suite 100, San Diego, California 92121 or such other place as may be agreed to by XYX and BTI on a date and time to be specified by XYX within 90 days plus 5 Business Days after XYX has delivered notice to BTI of its election to consummate the Merger (the "Closing Notice") (the date of the Closing being herein referred to as the "Closing Date"); provided, however, that XYX may not deliver a Closing Notice unless it has fulfilled its obligations as set forth in
Section 9 of this Agreement, including, without limitation, its Funding Obligation, as defined in Section 9.1 and its obligation to pay certain indebtedness of BTI, as set forth in Section 9.2.

     5.2 COVENANTS REGARDING CLOSING. BTI, Newco and XYX each hereby covenant and agree that they shall (i) use reasonable efforts to cause each of their respective Exhibits to be prepared and exchanged with the other party, and its legal counsel, within 10 Business Days following the execution of this Agreement, except to the extent the express terms of this Agreement provide for a different time period for such delivery to be accomplished, (ii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Effective Time to be so fulfilled, (iii) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Effective Time, and (iv) use reasonable efforts to deliver to each other at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments required hereby (with such additions or exceptions to such items as are necessary to make the statements set forth in such items true and correct, provided that if any such additions or exceptions cause any of the conditions to its respective obligations hereunder as set forth hereinbelow not to be performed, satisfied or fulfilled, such additions and exceptions shall in no way limit the rights of the parties hereto to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

     5.3 CONDITIONS TO OBLIGATION OF XYX AND NEWCO. The obligation of each of XYX and Newco to effect the Merger on the terms set forth in this Agreement is, at the option of XYX and Newco, subject to the satisfaction of or written waiver by XYX and Newco of each of the following conditions:

          (A) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by BTI in this Agreement to XYX and Newco shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except to the extent that such representations and warranties expressly relate to a different date in which case they shall have been true and correct as of such date.


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          (B)  COMPLIANCE WITH COVENANTS.  All covenants which BTI is required to perform, satisfy or comply with on or before the Effective Time shall have been complied with or performed in all material respects.

          (C) CORPORATE APPROVALS. Any action required to be taken by the Board of Directors of each of XYX and BTI or its shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (D) CONSENTS AND APPROVALS. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which BTI is a party shall require the consent of any Person to the Merger or any other transaction provided for herein, such consent shall have been obtained and XYX and Newco shall have received reasonably satisfactory evidence thereof; provided, however, that BTI shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by XYX and Newco to the extent that such condition otherwise has an effect on XYX and Newco. XYX and Newco shall have been furnished with evidence reasonably satisfactory to it of the timely consent or approval of, filing with or notice to, each Governmental Authority or Person which in the good faith reasonable judgment of XYX and Newco is necessary or required by or with respect to BTI with respect to the execution and delivery by BTI and the consummation by BTI of the transactions contemplated hereby.

          (E) NO LITIGATION, ETC. No action, investigation, litigation or arbitration or other proceeding by or before any Governmental Authority, or before any arbitral, mediation panel or tribunal of any kind shall have been instituted or threatened on or after the date of the Closing Notice (i) to restrain or prohibit the transactions contemplated by this Agreement, or (ii) to claim that the consummation of any such transaction is illegal or (iii) which, if determined adversely, would materially and adversely affect XYX, Newco or BTI following consummation of the transactions contemplated hereby and BTI shall have delivered to XYX and Newco a certificate dated as of the Closing Date and executed by BTI, stating that to its Best Knowledge, no such proceedings exist.

          (F) NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, property or assets of BTI shall have occurred, and no loss or damage to any of the assets, whether or not covered by insurance, with respect to BTI hereto has occurred, in each case, on or after the date of the Closing Notice and BTI shall have delivered to XYX and Newco a certificate dated as of the Closing Date to such effect.

          (G) UPDATE OF CONTRACTS. BTI shall have delivered to XYX and Newco an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Exhibit 6.20 hereof entered into since the date of this Agreement; and (ii) all other agreements, contracts and commitments related to the businesses or the assets of BTI entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "BTI New Contracts").

          (H) ORDINARY COURSE OF BUSINESS. During the period from the date of this Agreement until the Closing Date, except as contemplated by the business plan set forth in the Budget (as defined in Section 9.1) or approved by XYX or Newco, BTI shall have carried on its business in the ordinary and usual course, and shall have delivered to XYX and Newco a certificate to that effect.

          (I) LIENS. BTI shall have delivered to XYX and Newco a reasonably current lien and judgment search (both state and county levels in each jurisdiction where BTI is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens affecting any of its business or assets.

          (J) APPROVAL OF COUNSEL. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved by counsel to XYX and Newco which approval will not be unreasonably withheld or delayed.

          (K) OTHER DOCUMENTS. The Selling Parties shall have delivered or caused to be delivered the Investment Representation, Registration Rights and Proxy Agreements and all other documents, agreements, resolutions, certificates or declarations as XYX or Newco or their counsel may have reasonably requested.

          (L) APPRAISAL RIGHTS AND/OR DISSENTERS' RIGHTS. At or prior to Closing, no beneficial or record owner of any outstanding shares of BTI Common Stock or BTI Rights shall have exercised or shall have given notice to XYX or BTI of their intent to exercise any rights under applicable state law, if any, to dissent from the Merger or obtain the payment of the fair market value of such shares of BTI Common Stock or BTI Rights in lieu of participating in the Merger in accordance with the terms and subject to the conditions set forth herein, other than the exercise of appraisal rights or similar action by the holders of not more than 10% of the BTI Shares. BTI shall promptly inform XYX of any Holder of BTI Shares or BTI Rights with respect to whom BTI has information to the effect that such Holder intends to exercise any such rights of dissent and any such Holders shall be listed on Exhibit 5.3(L).

          (M) NON-DISCLOSURE. On or prior to Closing, all current directors, officers and other personnel of BTI and all agents, advisors and consultants to BTI with access to BTI or XYX Confidential Information shall have executed and delivered to XYX and Newco a confidential information agreement restricting such person's right to disclose or use any Confidential Information.

          (N) FINANCIAL ADVISORY FEES. At or prior to Closing, XYX shall have reasonably determined that there are no obligations or commitments of BTI to any financial advisors or investment bankers due to be paid or otherwise satisfied as a result of the completion of the Merger.


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     5.4  CONDITIONS TO OBLIGATION OF BTI.  The obligation of BTI to effect the
Merger on the terms set forth in this Agreement are, at the option of BTI, subject to the satisfaction or written waiver by BTI of each of the following conditions:

          (A) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by XYX and Newco in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date.

          (B) COMPLIANCE WITH COVENANTS. All covenants which XYX and Newco are required to perform, satisfy or comply with on or before the Effective Time shall have been fully complied with or performed in all material respects.

          (C) CORPORATE APPROVALS. Any action required to be taken by the Board of Directors of XYX and Newco and their shareholders to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (D) COMPLIANCE WITH SECURITIES LAWS. XYX and Newco shall have taken all actions necessary or advisable to consummate the Merger in conformity with all Governmental Requirements, including, without limitation, applicable federal and state securities laws.

          (E)  NO LITIGATION, ETC.   No action, investigation, litigation or
arbitration or proceeding by or before any Governmental Authority, or before any arbitral, mediation panel or tribunal of any kind shall have been instituted or threatened by a party other than the Selling Parties (i) to restrain or prohibit the transactions contemplated by this Agreement, or (ii) to claim that the consummation of any such transaction is illegal, and each of XYX and Newco shall have delivered to BTI a certificate dated as of the Closing Date and executed by it stating that to its Best Knowledge, no such items exist.

          (F) XYX FUNDING OBLIGATION. XYX shall have satisfied its obligations pursuant to Sections 9.1 and 9.2.

          (G) APPROVAL OF COUNSEL. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved by counsel to BTI which approval will not be unreasonably withheld or delayed.

          (H) OTHER DOCUMENTS. XYX and Newco shall have delivered or caused to delivered all other documents, agreements, resolutions, certificates or declarations as BTI or its counsel may have reasonably requested.

     5.5 SPECIFIC ITEMS TO BE DELIVERED AT THE CLOSING. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

          (A)  TO BE DELIVERED BY BTI:

               (i) A certificate dated the Closing Date of BTI, signed by the Chief Executive Officer of BTI stating that the representations and warranties of BTI set forth in this Agreement are true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

               (ii) A certificate dated the Closing Date of BTI, signed by the Chief Executive Officer of BTI, certifying that the conditions precedent to the Closing set forth in Section 5.4 to the obligations of BTI to close, have been fulfilled or waived in writing.

               (iii) Certificates dated the Closing Date of BTI, signed by the Secretary of BTI, (a) certifying attached copies of resolutions duly adopted by the Board of Directors of BTI, authorizing the execution of this Agreement and the other transactions to be consummated pursuant thereto; (b) certifying the names and incumbency of the officers of BTI who executed the Agreement and any certificates delivered pursuant to this Section 5.5(A) for and on behalf of BTI; (c) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of BTI; and (d) certifying the authenticity of a reasonably current Certificate of Good Standing from the Secretary of State of the State of Delaware.

               (iv) Opinion of counsel to BTI, substantially in the form of
Exhibit 5.5(A)(iv).

          (B)  TO BE DELIVERED BY XYX AND NEWCO:

               (i) Certificate or certificates representing the number of shares of XYX Shares determined in accordance with Sections 4.1 and 4.2.

               (ii) Certificate or certificates representing the XYX Rights against delivery of the canceled BTI Rights in accordance with the provisions of
Section 4.1(D).

               (iii) A certificate dated the Closing Date of XYX and Newco, signed by the Chief Executive Officer of XYX and Newco, respectively, stating that the representations and warranties of XYX and Newco set forth in this Agreement are true and correct in all material respects as of the Date of Closing, except to the extent that such representations and warranties expressly relate to a different date in which case they shall have been true and correct as of such date. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

               (iv) A certificate dated the Closing Date of XYX and Newco, signed by the Chief Executive Officer and the Chief Financial Officer of XYX and Newco, respectively, certifying that the conditions precedent set forth to the Closing set forth in Section 5.3 to the obligations of XYX and Newco to close, have been fulfilled or waived in writing.

               (v) Certificates dated the Closing Date of XYX and Newco, signed by the Secretary of XYX and Newco, respectively, (a) certifying attached copies of resolutions duly adopted by the Board of Directors of XYX and Newco, respectively, authorizing the execution of this Agreement and the other transactions to be consummated pursuant thereto; (b) certifying the names and incumbency of the officers of XYX and Newco who executed the Agreement and any certificates delivered pursuant to this Section 5.5(B) for and on behalf of XYX and Newco; (c) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of XYX and Newco; and (d) certifying the authenticity of a reasonably current Certificate of Good Standing from the Secretary of State of the State of Delaware.

               (vi) Opinion of counsel to XYX and Newco, substantially in the form of Exhibit 5.5(B)(vi).


6.   REPRESENTATIONS AND WARRANTIES OF BTI

     BTI represents and warrants to XYX and Newco as follows:

     6.1 ORGANIZATION AND STANDING. BTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     6.2 AUTHORITY, EXECUTION, DUE DELIVERY, NO CONFLICTS, ETC. BTI has full corporate power and authority to execute and deliver this Agreement, and the other agreements and instruments to be executed and delivered by BTI pursuant hereto, subject to approval of this Agreement by the shareholders of BTI, to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of BTI, to authorize such execution, delivery and consummation, have been or will be duly and properly taken as of the Closing. This Agreement has been duly executed and delivered by BTI and constitutes, and such other agreements and instruments when duly executed and delivered by BTI pursuant hereto will constitute, legal, valid and binding obligations of BTI enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws or equitable principles form time to time in effect relating to or affecting the rights creditors generally. The execution and delivery by BTI of this Agreement and the execution and delivery by BTI of such other agreements and instruments pursuant hereto, and consummation by BTI of the transactions contemplated hereby and thereby, will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on any of the properties or assets of BTI pursuant to the certificate of incorporation or by-laws of BTI, or any indenture, mortgage, lease, agreement or other instrument to which BTI is a party or by which BTI or its properties or assets, are bound, except to the extent that the foregoing does not, in the aggregate, have a material adverse effect on BTI. Assuming compliance with State blue sky laws and the Securities Act, and filing of an appropriate certificate of merger in accordance with the DGCL, to the best knowledge of BTI, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority in the United States of America is required for the execution and delivery by BTI of this Agreement and the execution and delivery by BTI of such other agreements and instruments or the consummation by BTI of each of the transactions contemplated hereby or thereby.

     6.3 SUBSIDIARIES, ETC. BTI does not have any direct or indirect Ownership Interest in any Person.

     6.4 QUALIFICATION. Except for any jurisdiction where the failure to be qualified to engage in business as a foreign corporation would not have a material adverse affect on BTI, BTI is not qualified to engage in business as a foreign corporation in any state other than Delaware and there is no other jurisdiction wherein the character of the properties presently owned by BTI or the nature of the activities presently conducted by BTI makes necessary the qualification, licensing or domestication of BTI as a foreign corporation.

     6.5 CORPORATE AUTHORITY. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by BTI with any of the provisions hereof will:

          (A) Conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws;

          (B) Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which BTI is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by BTI prior to the Closing Date or the obtaining of which shall have been waived by XYX and Newco; or

          (C) Violate any order, writ, injunction, decree or, to BTI's Best Knowledge, any statute, rule or regulation applicable to BTI or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by BTI of this Agreement or the consummation by BTI of the transactions contemplated hereby.

     6.6 FINANCIAL STATEMENTS. (A) As promptly as possible after requested by XYX and, in any event, within 90 days of such request, the following statements shall be provided to XYX by BTI and attached to this Agreement as Exhibit 6.6: audited financial statements (the "Financial Statements") of BTI accompanied by a report of its independent certified public accountants containing audited balance sheets for the period beginning at inception and ending with the end of BTI's most recent fiscal year (the "Financial Statement Date"), together with statements of operations from inception to and including the Financial Statement Date.

          (B) Such financial statements, together with and subject to the disclosures and notes thereto, if any, shall (i) be in accordance with the books and records of BTI; (ii) present fairly the financial condition of BTI as of the Financial Statement Date; (iii) present fairly the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and (v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of BTI and of the results of operations of BTI for the periods covered by such statements.

          (C) As of the Closing Date, except as disclosed on Exhibit 6.6, BTI does not have any liabilities or payables (absolute or contingent, known or unknown) except for liabilities or payables set forth on the foregoing financial statements or which have not otherwise been disclosed in writing to XYX on or prior to the Closing Date.

     6.7  CAPITALIZATION.  The authorized capital stock of BTI consists of:
(i) 5,000,000 shares of Preferred Stock, $.001 par value, none of which are issued and outstanding, and (ii) 20,000,000 shares of Common Stock, $.001 par value, of which 11,194,740 shares are issued and outstanding. All issued and outstanding BTI Shares have been duly authorized and validly issued and are fully paid and non-assessable. The BTI Convertible Debt is convertible into the aggregate number of BTI Shares of Common Stock set forth on Exhibit 4.1(C), which BTI Convertible Debt is held by the holders set forth on Exhibit 4.1(C). The BTI Rights are exercisable to purchase the aggregate number of BTI Shares set forth on Exhibit 4.1(D) hereof, which BTI Rights are owned of record by the holders set forth on Exhibit 4.1(D). Except for the BTI Convertible Debt and the BTI Rights, there are no other outstanding rights, options, warrants, subscriptions, calls, convertible securities or agreement of any character or nature under which BTI is or may become obligated to issue any shares of its capital stock of any kind, other than those shares indicated in this Section as presently outstanding and shares issuable in accordance with the terms of this Agreement including, without limitation, Section 9.3.

     6.8  TAX MATTERS.

          (A) Except as disclosed on Exhibit 6.8, BTI has properly and timely filed all Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes required to be shown on such Tax Returns or otherwise due have been timely paid or reserved for. BTI has not received any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where BTI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens, encumbrances or other security interests on any of the assets of BTI that arose in connection with any failure (or alleged failure) to pay any Tax. Newco will not have any income reportable for a period ending after the Closing Date that is attributable to a transaction involving BTI occurring outside the ordinary course of business in, or a change in accounting method made for, a period of BTI ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method.

          (B) BTI has withheld and paid in a timely manner all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (C) There is no dispute or claim concerning any Tax liability of BTI either claimed or raised by any authority in writing or as to which BTI (or employees or officers of BTI responsible for Tax matters) has knowledge based upon personal contact with any agent of such authority. BTI has provided XYX or Newco with true and complete copies of all federal, state, local and foreign Tax Returns as well as any correspondence and agreements with the IRS or such state, local or foreign authorities for the jurisdictions in which such returns are filed for all periods for which assessments are not barred by operation of the relevant statute of limitations.

          (D) BTI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax to which BTI may be subject.

          (E) To the best knowledge of BTI, the unpaid Taxes of BTI shall not exceed the reserve for Tax liability (determined in accordance with generally accepted accounting principles applied on a basis consistent with that of prior years) set forth on the face of the financial statements described in Exhibit
6.6. To the best knowledge of BTI, BTI does not have nor will have any liability, whether direct, indirect, fixed or contingent, for any Taxes in excess of the reserves for Taxes established on the financial statements described in Exhibit 6.6 as of the date hereof, or, as to liabilities accruing thereafter, as of the Closing Date, subject to normal year-end adjustments, which will not be material.

          (F) BTI is not a party to any agreement which would require it to make any payment which would constitute a "parachute payment" for purposes of
Section 280G and 4999 of the Code. BTI has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. BTI is not a party to any Tax allocation or sharing agreement. BTI has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law filing a consolidated federal income Tax Return and has no liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. BTI is not a "real property holding company" within the meaning of Sections 897(c)(2) and 897(c)(1)(A)(ii) of the Code. None of the Selling Parties is a "foreign person" within the meaning of
Section 1445 of the Code.

          (G) To the Best Knowledge of BTI as of the date of this Agreement, no BTI shareholder has any present plan, intention, or arrangement to dispose of XYX Shares or XYX Rights received in the Merger. BTI will promptly notify XYX upon obtaining knowledge to the effect that any BTI shareholder has such a plan, intention or arrangement.

          (H) BTI shall in good faith provide XYX or Newco with such cooperation and information as XYX or Newco may request of them in filing any Tax Return, amended Tax Return or claim for refund of any Tax, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns in their possession (and not already in the possession of the XYX or Newco) or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. BTI shall provide any explanations of any documents or information provided hereunder.

          (I) Within ten (10) business days of the date of this Agreement, BTI will furnish XYX with all BTI tax returns filed for the past three years, together with all correspondence relating to proposed tax adjustments.

     6.9 NO ACTIONS, PROCEEDINGS, ETC. There is no action or proceeding (whether or not purportedly on behalf of BTI) pending or to its knowledge threatened by or against BTI which might result in any material adverse change in the condition, financial or otherwise, of BTI's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or Governmental Agency which does nor may result in any material adverse change in the BTI's assets or properties or in the financial condition or the business of the BTI. BTI is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     6.10 POST BALANCE SHEET CHANGES. As of the Closing Date, except as set forth on the attached Exhibit 6.10, or as contemplated by this Agreement or the Budget as defined in Section 9.2 or otherwise approved by XYX, since the Financial Statement Date, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;
(c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an Exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business; (l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     6.11 NO BREACHES. Except as disclosed in Exhibit 6.11 hereto, BTI is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the BTI is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause BTI to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the BTI is, was or may be bound or to which any of BTI's assets are subject.

     6.12 CONDITION OF BTI'S ASSETS. Except with respect to any asset which is subject to Sections 6.13, 6.14 or 6.15 or as disclosed on Exhibit 6.12, BTI's assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the
operation or values of such assets taken as a whole.   Except as disclosed on
Exhibit 6.12, no person other than BTI (including any officer or employee of BTI) has any proprietary interest in any know-how or other intangible assets used by BTI in the conduct of its business. BTI does not currently market any products for sale.

     6.13 INVENTORY. As of the Financial Statements Date, all inventories reflected in BTI's Financial Statements in excess of the reserves for excess or obsolete inventories in the Financial Statements shall be stated at the lowest of cost, replacement cost or market, and, as so stated, shall be in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of BTI, without discounts other than normal trade discounts regularly offered by BTI, for prompt payment or quantity purchase.

     6.14 ACCOUNTS RECEIVABLE. As of the Financial Statements Date, the accounts receivable of BTI, if any, as set forth on the line item therefor in the Financial Statements shall represent valid and enforceable obligations due to BTI and are fully collectible in the ordinary course of Seller's business, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the books of the Company. As of the Financial Statements Date and the Closing Date, BTI shall not have received any notice of any material counterclaim or set-off with respect to such accounts receivable, except to the extent of the appropriate reserves.

     6.15 REGISTERED RIGHTS AND PROPRIETARY INFORMATION. (A) Exhibit 6.15 hereto contains a true and complete list of all patents, letters patent and patent applications, service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to BTI with respect to the foregoing, both domestic and foreign, claimed by the BTI or used or proposed to be used by BTI in the conduct of its business (collectively herein, "BTI Registered Rights") (BTI's trade secret, know-how, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, product development plans, product development concepts, author contracts, marketing and purchasing strategy, invention, and any other matter required for, incident to, or related to the conduct of its business, whether or not protected by Registered Rights, are herein referred to as "Proprietary Information"). Except as described in
Exhibit 6.15 hereto, BTI is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any BTI Registered Right or BTI Proprietary Information with respect to the use thereof in the conduct of its business or otherwise.

          (B) Except as described in Exhibit 6.15 hereto, BTI owns and has the unrestricted right to use the BTI Registered Rights and BTI Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by BTI or relating to the conduct or proposed conduct of its business free and clear of any right, title, interest, equity or claim of others. BTI has taken all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of BTI and others with access to or knowledge of the BTI Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the BTI Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of its business.

          (C) BTI has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any BTI Proprietary Information, including without limitation any BTI Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by it. Except as described in Exhibit 6.15 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of BTI in respect of any BTI Proprietary Information used in the conduct of its business.

          (D) Except as described in Exhibit 6.15 hereto, BTI owns and on the Closing Date shall own, has and shall have, holds and shall hold, exclusively all right, title and interest in the BTI Registered Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the BTI Registered Rights and the BTI Proprietary Information. The marketing, promotion, distribution or sale by BTI of any products or interests subject to the BTI Registered Rights or making use of BTI Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by BTI. Except as described in Exhibit 6.15 hereto, to the knowledge of BTI after due inquiry no facts or circumstances exist that could result in the invalidation of any of the BTI Registered Rights.

     6.16 CHANGES IN SUPPLIERS AND CUSTOMERS. BTI is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to BTI intends to cease selling such products to BTI nor is BTI aware of any fact which indicates that any major customer of BTI intends to terminate its business relations with BTI.

     6.17 NO LIENS OR ENCUMBRANCES. BTI has good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of its business, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever except as set forth on the attached Exhibit 6.17 and except for such property and assets as may be leased by BTI.

     6.18 EMPLOYEE MATTERS. Exhibit 6.18 attached hereto contains a true, complete and accurate list of all employees of BTI and the remuneration of each (including wages, salaries and fringe benefits). BTI has no information or facts indicating that any employee listed on Exhibit 6.18 intends to terminate his/her employment relationship with BTI prior or subsequent to the Closing Date, except as may be required by this Agreement. Except as specifically described on Exhibit 6.18, neither BTI nor any entity which is affiliated with BTI under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, has ever maintained, sponsored or contributed to any employee benefit plan, agreement, commitment, practice or arrangement of any type (including any "employee benefit plan) as defined under Section 3(3) of ERISA). Except as set forth in Exhibit 6.10, BTI shall not have made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of BTI used in connection with its business, and between the date of this Agreement and the Closing Date, BTI will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of BTI used in the conduct of its business, without the prior written consent of all parties hereto.

     6.19 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW. BTI has not received notice of any legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to BTI which might result in the aggregate in money damages payable by BTI in excess of insurance coverage or which might result in a permanent injunction against BTI. BTI has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of BTI, the violation of which might materially and adversely affect it. BTI is not a party to any agreement or instrument, nor is it subject to any certificate of incorporation or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of BTI. Any real property owned or operated by BTI currently or in the past does not contain hazardous materials and has never been the subject of any activities representing a violation or alleged violation of any environmental Legal Requirements or Governmental Requirement.

     6.20 CONTRACT SCHEDULES. Attached as Exhibit 6.20 hereto are an accurate list of the following:

          (A) All contracts, leases, agreements, covenants, licenses, instruments or commitments of BTI pertaining to the business of BTI calling for the payment of $5,000 or more or which is otherwise material to the business of BTI, including, without limitation, the following:

               (i)  Executory contracts for the sale of products and services;

               (ii) Executory contracts for the purchase, sale or lease of any assets;

               (iii)     Management or consulting contracts;

               (iv) Patent, trademark and copyright applications, registrations or licenses, and know-how, intellectual property and trade secret agreements or other licenses;

               (v) Note agreements, loan agreements, indentures and the like, other than those entered into and executed in the ordinary course of business;

               (vi) All sales, agency, distributorship or franchise agreements; and

               (vii) Any other contracts not in the ordinary course of business.

          (B) All labor contracts, employment agreements and collective bargaining agreements to which BTI is a party.

          (C) All instruments evidencing any liens or security interest securing any indebtedness of BTI covering any asset of BTI.

          (D) All profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of the Corporation.

          (E) Any and all documents, instruments and other writings not listed in any other schedule hereto which are material to the business operations of BTI.

          All of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization or other similar laws affecting the enforcement of contracts generally, and there is no existing material default thereunder or breach thereof by BTI, or to BTI's knowledge by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by BTI or by any other party to the contracts.

     6.21 INSURANCE. BTI maintains in full force and effect insurance coverage on its assets and business in such amounts and against such risks and losses as set forth in Exhibit 6.21.

     6.22 DISCLOSURE OF INFORMATION. That all statements, data and other written information provided by BTI to any party hereto as well as their respective consultants and representatives have been accurate copies or true originals, and that, to its Best Knowledge,

(i) there exists no material information concerning BTI which has been requested but not been disclosed to or made available to the other parties and their representatives or consultants and which would be material to a decision to consummate the transactions provided for in this Agreement and
(ii) in the aggregate, such information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in them, in light of the circumstances under which they are made, not misleading.

     6.23 Exhibit 6.23 attached hereto contains a list of the stockholders of BTI which is substantially and materially accurate as at the date of this Agreement. Until the Effective Time, BTI undertakes to supply immediately XYX with a revised Exhibit 6.23 if at any time BTI becomes aware of any additional information regarding the completeness of the lists of stockholders, convertible debt holders, and option and warrant holders and their respective holdings, including any potential or threatened claim of an Ownership Interest in BTI attached hereto.


7.   COVENANTS OF BTI

     7.   CONDUCT OF BUSINESS PENDING THE MERGER.

     7.1. CONDUCT OF BUSINESS BY BTI PENDING THE MERGER. Prior to the Effective Time, unless required by this Agreement, the Budget or with the express consent of XYX, such consent not to be unreasonably withheld (it being understood and agreed that it shall not be unreasonable for XYX to withhold such consent if it in good faith reasonably believes that any such actions or inactions will materially and adversely affect BTI or the Merger):

          (A) BTI shall use its reasonable best efforts to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use its reasonable best efforts to preserve intact its present business organization, maintain its current licenses and permits, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going business shall be unimpaired at the Effective Time, except such impairment as would not have a material adverse effect on BTI. BTI shall use its reasonable best efforts to, (i) maintain existing insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Authorities applicable to BTI; (iii) maintain and keep its properties and equipment in good repair, working order and condition, normal wear and tear excepted, and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound;

          (B) Except as required or permitted by this Agreement, or unless XYX shall otherwise agree in writing, BTI shall not and shall not propose to (i) amend its Certificate of Incorporation or By-Laws or except as required by court order hold any meeting of BTI stockholders or (other than in opposition to a solicitation by a third party other than XYX); solicit any stockholder action by written consent, (ii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or (iii) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of BTI common stock, or except as provided herein any BTI Rights;

          (C) BTI shall not, except as required or permitted by this Agreement including, without limitation, as contemplated in Section 9.1 or Section 9.2, or unless XYX shall otherwise agree in writing, (i) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or incur any liability in respect of (a) borrowed money, (b) capitalized lease obligations, (c) deferred purchase price of property or services (other than trade payables in the ordinary course) and (d) guarantees of any of the foregoing ("Indebtedness") (other than pursuant to existing lines of credit for use in the ordinary course of business and consistent with past practices) or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock;
(ii) acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (iii) incur additional Indebtedness or encumber or grant a security interest in any asset or enter into any other transaction other than in each case in the ordinary course of business; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except that the Company may create new wholly owned subsidiaries in the ordinary course of business; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (D) BTI shall not (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other BTI Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of any director or officer or any employee (except, with respect to employees, for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to BTI relative to the level in effect prior to such amendment), (iii) pay any benefit not provided under any existing plan or arrangement, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or BTI Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards may thereunder), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement BTI Plan other than in the ordinary course of business consistent with past practice or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing, provided, however, that nothing contained herein shall prevent BTI from paying any bonus to or increasing the compensation of any employee in accordance with the terms of any employment agreement for such employee that was provided to XYX prior to the date hereof; and

          (E) Between the date hereof and the Effective Time, (i) BTI shall provide to XYX within 25 days after the end of each month such financial statements as are customarily prepared by BTI on a monthly basis; (ii) BTI shall consult with on a regular basis with respect to all operating decisions with could be expected to result in a material change in the business of BTI as presently operated or which are not in the ordinary course of business; and
(iii) BTI shall permit representatives of XYX and prospective providers of financing to have full and unrestricted access to such information, documents, facilities and personnel as they may from time to time request.

     7.2 NO SOLICITATION. (A) Except in connection with the transactions contemplated by this Agreement, BTI shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, BTI to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of BTI or any investment banker, attorney or other advisor or representatives of BTI or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by BTI. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving BTI or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of BTI, other than the transactions contemplated by this Agreement.

          (B) Except upon a material breach of this Agreement by XYX and or Newco or following termination or expiration hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of BTI nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to XYX and or Newco, the approval or recommendation by such Board of Directors of any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

          (C) BTI promptly shall advise XYX and Newco orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. BTI will keep XYX and Newco fully informed of the status and details of any such takeover proposal or inquiry.

          (D) The provisions of this Section 7.2 shall not be construed to prevent any investment banker, attorney or other advisor or representative of BTI to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving BTI.

     7.3 BTI DEBT MODIFICATION. Notwithstanding any provision of this Agreement to the contrary but subject to the participation of XYX, BTI shall have the right prior to the Closing Date to enter into agreements to increase, modify, refinance or otherwise restructure its current long-term and short-term debt upon such terms and conditions as BTI and its advisors may deem necessary or advisable, including the issuance of warrants, options or equity securities in connection therewith; provided, however, the taxation consequences of any such agreement or restructuring is covered by BTI's reserves.

     7.4 BTI SHAREHOLDER APPROVAL. As promptly as practical after the date hereof and, in any event, on or before June 30, 1996, BTI shall use reasonable efforts to obtain the approval of this Agreement and the transactions contemplated hereby, and shall obtain and deliver to XYX Investment Representation, Registration Rights and Proxy Agreements from the holders of in excess of 50% of the issued and outstanding shares of BTI voting stock. Additionally, on or before July 30, 1996, BTI shall use reasonable efforts to obtain the approval of the Agreement and the transactions contemplated hereby and shall obtain and deliver to XYX Investment Representation, Registration Rights and Proxy Agreements from the holders of 75% of the issued and outstanding shares of BTI voting stock, and on or before August 31, 1996, BTI shall obtain such approvals and shall obtain and deliver to XYX such Investment Representation, Registration Rights and Proxy Agreements from the holders of 90% of the issued and outstanding shares of BTI voting stock. In any event, BTI shall use its reasonable efforts to obtain approvals and such Investment Representation, Registration Rights and Proxy Agreements from all of the holders of BTI Common Stock on or before August 31, 1996.


8.   REPRESENTATIONS AND WARRANTIES OF XYX AND NEWCO

     Each of XYX and Newco hereby represents and warrants to BTI as follows:

     8.1 ORGANIZATION AND STANDING. Each of XYX and Newco is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation.

     8.2 AUTHORITY, EXECUTION, DUE DELIVERY, NO CONFLICTS, ETC. XYX and Newco have full corporate power and authority to execute and deliver this Agreement, and the other agreements and instruments to be executed and delivered by XYX and Newco pursuant hereto (including the issuance of the shares of XYX Common Stock comprising the Purchase Price), subject to the approval by the shareholders of XYX to consummate this Agreement and the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of XYX and Newco, to authorize such execution, delivery and consummation, have been or will be duly and properly taken as of the Closing. This Agreement has been duly executed and delivered by XYX and Newco and constitutes, and such other agreements and instruments, such as the Agreement, when duly executed and delivered by XYX and Newco will constitute, legal, valid and binding obligations of XYX and Newco enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights creditors generally. The execution and delivery by XYX and Newco of this Agreement and the execution and delivery by XYX and Newco of such other agreements and instruments, such as the Agreements, and consummation by the XYX and Newco of the transactions contemplated hereby and thereby (including the issuance of the shares of the XYX Common Stock comprising the Purchase Price) will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on any of the properties or assets of XYX and Newco pursuant to the certificate of incorporation or by-laws of XYX and Newco, or any indenture, mortgage, lease, agreement or other instrument to which XYX and Newco are parties or by which XYX and Newco or their properties or assets, are bound. Assuming compliance with State blue sky laws and the Securities Act, and filing of an appropriate certificate of merger in accordance with the DGCL, to the best knowledge of XYX and Newco, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority in the United States of America is required for the execution and delivery by XYX and Newco of this Agreement and the execution and delivery by XYX and Newco of such other agreements and instruments, such as the Agreement, or the consummation by XYX and Newco of each of the transactions contemplated hereby or thereby (including the issuance of the shares of the XYX Common Stock). Upon the issuance and delivery of the XYX Shares and the XYX Common Stock to be issued upon exercise of the XYX Rights, the XYX Shares and such XYX Common Stock will be validly issued fully paid and nonassessable.

     8.3 COMPLIANCE WITH REPORTING REQUIREMENTS. XYX represents, warrants and agrees that, as of the date of Closing, XYX has filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") and the Exchange (as defined in Section 9 herein) required to be filed by it pursuant to the Securities Act and the Exchange Act, including, without limitation, all reporting requirements of Section 13(a) of the Exchange Act, the rules and regulations of the Commission and the rules of Exchange. The reports filed with the Commission and/or Exchange, to XYX's Best Knowledge, do not, and did not as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     8.4  CAPITALIZATION.  (A) The authorized capital stock of XYX consists of
(i) 30,000,000 shares of Common Stock, $.02 par value, of which 8,088,529 shares are issued and outstanding, and (ii) 300,000 shares of Preferred Stock, $25.00 par value, none of which is issued and outstanding.

9.   COVENANTS OF XYX

     9.1 XYX FUNDING OBLIGATION PENDING THE MERGER. XYX agrees to lend up to $1,250,000 to BTI to fund BTI's operating expenses (the "Funding Obligation") pursuant to the budget set forth in Exhibit 9.1 hereto (the "Budget"), of which $156,258.69 (the "Pre-Signing Sum") has already been advanced to BTI by XYX.
XYX acknowledges and agrees that if at any time prior to delivery of the Closing Notice a transaction or series of transactions occurs in which any Person or Persons provides an unsecured loan to BTI, which transaction or series of transactions may include the issuance of equity to such Person, in a proportion and on other terms no less favorable to BTI than those of BTI's private placement transactions effected on or about October 20, 1995, November 22, 1995 and January 16, 1996, and if the terms of such loan or loans shall provide, the net proceeds thereof to BTI shall be used to promptly repay the Pre-Signing Sum to XYX, in which case the amount of the Funding Obligation which has not yet been lent by XYX pursuant to this Section 9.1 shall be increased by the amount repaid to XYX. XYX will not be obligated to provide loans to fund expenses outside the scope of the Budget, or in excess of $1,250,000, unless approved in advance by XYX and solely at the discretion of XYX (the sum of (i) the Funding Obligation plus (ii) any funding provided by XYX in excess of the Funding Obligation, excluding any repayment of indebtedness under Section 9.2 herein, shall be called the "Total Funding" for the purposes of this Agreement). Any purchases, contractual obligations, and/or the incurring of any other liabilities by BTI which are subject to the Funding Obligation will be subject to XYX's approval. Disbursements for approved expenses and liabilities of BTI will be made directly by XYX. Upon the request of BTI but subject to the consent of XYX, which consent will not be unreasonably withheld, XYX will fund expenses for specific line items included in the Budget beyond the amounts stated in the Budget for such line item, it being understood that doing so will be accomplished by a decrease to one or more other line items for the purpose of ensuring that in no instance shall the amount of the Funding Obligation be increased.

     9.2 REPAYMENT OF INDEBTEDNESS. In addition to the Funding Obligation, XYX will at the direction of BTI lend to BTI amounts sufficient to allow BTI to repay (and solely for the purpose of such repayment) certain indebtedness of BTI (but excluding all convertible debt of BTI) set forth in: (a) Exhibit 9.2(A) hereto, in accordance with the terms of such indebtedness, in the event that XYX receives net proceeds of at least $2,500,000 from its sale of additional equity, and (b) Exhibits 9.2(A) and 9.2(B) hereto, in accordance with the terms of such indebtedness, in the event that XYX receives net proceeds of at least $5,000,000 from its sale of additional equity; (in each of cases (a) and (b) above including the gross proceeds of any exercises of new or previously issued warrants or stock options) during the period beginning on the date hereof and ending on the Closing Date.

     9.3  CONVERTIBLE NOTES.  XYX's loans to BTI pursuant to Sections 9.1 and
9.2 shall be evidenced by Convertible Subordinated Notes issued by BTI from time to time, at the request of XYX, in the form set forth as Exhibit 9.3 hereto (the "Notes"). The Notes shall, among other things, be convertible into shares of common stock of BTI, the number of shares so converted shall equal the quotient obtained by dividing (a) the Total Funding paid by XYX by (b) the "BTI Per Share Price." The "BTI Per Share Price" shall be equal to the quotient obtained by dividing (i) the sum of $6,000,000 plus the net proceeds of any additional equity issuances by BTI during the period beginning on the date hereof and ending on the date of conversion of the Notes in question, by (ii) the number of shares of common stock of BTI outstanding immediately prior to such conversion. XYX may elect to have the Notes converted into shares of common stock of BTI under the aforementioned formula, but such shares will be canceled in the event that the Merger is consummated in accordance with this Agreement and will not be entitled to any of the Merger Consideration.

     9.4 TERMINATION. XYX's obligations under Sections 9.1 and 9.2 are subject to the termination provisions under Section 10.1.

     9.5 APPLICATION FOR LISTING APPROVAL. Within 30 business days following the later of: (i) the date on which the Closing Notice is provided to BTI by XYX, and (ii) the receipt by XYX from BTI of BTI's draft audited financial statements for the periods ended as of the Financial Statement Date and pro forma financial information prepared to give effect to the consummation of the Merger described herein, at or prior to the Effective Time XYX agrees to use its best efforts to prepare and file with the American Stock Exchange or NASDAQ as the case may be (the "Exchange") such applications, notices, reports and other information as may be reasonably required to obtain the approval by the Exchange of the additional issuance of XYX's securities following consummation of the transactions provided for herein. BTI agrees to provide XYX with such documents, information and other materials as XYX may reasonably request in connection with effecting such application and to otherwise cooperate with XYX in its efforts to obtain such the Exchange's approval.

     9.6 CONDUCT OF BUSINESS BY XYX PENDING THE MERGER. Prior to the Effective Time, unless BTI shall otherwise agree in writing except as otherwise required by this Agreement:

          (A) XYX shall, and shall cause its subsidiaries to, use their reasonable best efforts to preserve their relationships with customers, suppliers and others having business dealings with them and maintain their current licenses and permits to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time, except such impairment as would not have a Material Adverse effect on XYX. XYX shall, and shall cause its subsidiaries to use their reasonable best efforts to (i) maintain insurance coverage and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Authorities applicable to XYX and its subsidiaries; (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not result in a material adverse effect on XYX.

          (B) XYX shall not take any action that would result in the failure to maintain the trading of XYX Common Stock on either AMEX or NASDAQ, as the case may be; provided, however, that it is understood and agreed that after the date of this Agreement and prior to the Closing Date XYX may, in its sole discretion, take such actions to delist from AMEX in connection with the initiation of the quotation of XYX Common Stock on NASDAQ.

10.TERMINATION

     10.1 TERMINATION. This Agreement may be terminated and abandoned solely as follows:

          (A) At any time until the Effective Time by the mutual agreement of XYX and Newco and BTI.

          (B) At any time by XYX upon 90 days prior Notice to BTI, with no obligation to BTI other than the completion of that part of the Funding Obligation budgeted for such 90-day period and any other accrued and unperformed obligations through the date of receipt of such Notice.

          (C) If at least an amount in excess of 50% of the issued and outstanding shares of BTI voting stock have not approved this Agreement and entered into Investment Representation, Registration Rights and Proxy Agreements by June 30, 1996, until such time as such approval has been obtained, XYX may terminate upon Notice to BTI with no further obligation to BTI.

          (D) If at least 75% of the issued and outstanding shares of BTI voting stock have not approved this Agreement and entered into Investment Representation, Registration Rights and Proxy Agreements by July 30, 1996, until such time as such approval has been obtained, XYX may terminate upon Notice to BTI with no further obligation to BTI.

          (E) If at least 90% of the issued and outstanding shares of BTI voting stock have not approved this Agreement and entered into Investment Representation, Registration Rights and Proxy Agreements by August 31, 1996, until such time as such approval has been obtained, XYX may terminate upon Notice to BTI with no further obligation to BTI.

          (F) If an "Event of Bankruptcy" occurs, XYX may terminate upon Notice to BTI with no further obligation to BTI. As used herein, the term "Event of Bankruptcy" means one or more of the following: (i) the institution by BTI of proceedings to be adjudged a voluntary bankrupt; (ii) the filing by BTI of a petition, answer or consent seeking reorganization under any bankruptcy act or other similar applicable federal or state law; (iii) BTI's consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or its property; (iv) the making by BTI of an assignment for the benefit of creditors; (v) the entry of a decree or order by a federal court adjudging BTI bankrupt or insolvent, or approving as properly filed a petition seeking the reorganization of BTI under any bankruptcy act or other similar applicable federal or state law; or (vi) the entry of a decree or order of a court for appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of BTI or of its property or for the winding-up or liquidation of its affairs.

          (G) By any party hereto, if the other party shall have breached any material representation, warranty or covenant contained in this Agreement and shall have failed to cure such breach within 10 days following Notice thereof by the party seeking termination.

          (H) By BTI if the Closing Notice shall not have been provided by XYX to BTI on or before April 30, 1997, such date is extended by the written consent of BTI.

          In the event of any termination pursuant to this Section 10.1, written notice setting forth the reasons therefor shall forthwith be given by the terminating party to all of the other parties hereto.

     10.2 EFFECT OF TERMINATION. If the Merger is terminated and abandoned as provided for in this Section 10, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement; provided, however, that no such termination shall terminate or limit the rights of any such terminating party to enforce any remedy otherwise available for any breach hereof; provided, however, that Sections 12.1 and 13 hereof shall continue to apply as set forth herein.


11.  INDEMNIFICATION AND REMEDIES FOR BREACH

     11.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements made by the parties to this Agreement or pursuant hereto shall survive the Closing. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any constructive knowledge by such party with respect to any facts, circumstances or claims or by constructive knowledge of such person that any warranty or representation is false at the time Closing. All claims made by virtue of such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, this Section 11.

     11.2 INDEMNIFICATION BY XYX AND NEWCO. XYX and Newco shall defend, indemnify and hold BTI, its officers, employees, directors, affiliates, controlling persons, agents, advisors, consultants and other representatives (all of such persons being deemed to be within the meaning of the term BTI for purposes of BTI rights and remedies), harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees and expenses, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

          (A) Any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of XYX and Newco under this Agreement, or any misrepresentation or omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement, or any noncompliance on the part of XYX and Newco with applicable law; and

          (B) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to the foregoing.

          Promptly after the receipt by BTI of notice of any claim asserted by a third party that may give rise to XYX's and/or Newco's liability to BTI under this Section, BTI shall give to XYX and Newco written notice of such claim (but the failure to so give such notice shall not relieve XYX and Newco of any obligation hereunder unless such failure shall proximately cause actual harm or material prejudice to XYX and Newco in connection with any such claim), and XYX and Newco shall be entitled to participate at its own expense in the defense of any such claim. BTI shall not pay, acknowledge, compromise or settle any such claim without the written consent of XYX and Newco, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of XYX and Newco from any liability.

     11.3 INDEMNIFICATION BY BTI. BTI shall defend, indemnify and hold XYX and Newco, its officers, employees, directors, affiliates, controlling persons, partners, shareholders, agents, advisors, consultants and other representatives (all of such persons being deemed to be within the meaning of the term "XYX and Newco" for purposes of XYX's and Newco's rights and remedies), harmless against and in respect of any damage, loss, liability, cost or expense, including expert witness fees and reasonable attorneys' fees, whether or not recoverable under applicable state law, resulting or arising from or incurred in connection with:

          (A) Any misrepresentation, material breach of warranty, or nonfulfillment or nonperformance of any material agreement on the part of BTI under this Agreement, or any misrepresentation or material omission from any exhibit, schedule, list, certificate or other instrument furnished or to be furnished by it under this Agreement; and

          (B) Any actions, suits, proceedings, damages, assessments, judgments, costs or expenses incident to the foregoing.

          Promptly after the receipt by XYX and/or Newco of notice of any claim asserted by a third party that may give rise to BTI liability to XYX and/or Newco under this Section, XYX and/or Newco, as the case may be, shall give to BTI written notice of such claim (but the failure to so give such notice shall not relieve BTI of any obligation hereunder unless such failure shall proximately cause actual harm or material prejudice to BTI in connection with any such claim) and BTI shall be entitled to participate at its own expense in the defense of any such claim. XYX or Newco shall not pay, acknowledge, compromise or settle any such claim without the written consent of BTI, unless such payment, acknowledgment, compromise or settlement results in a full and complete release and discharge of BTI from any liability.


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

     11.4 ADDITIONAL NOTICE.  Notwithstanding the provisions of Sections 11.2 or
11.3 above, promptly after the receipt by any party hereto of notice of any claim asserted by a third party that may give rise to the liability of any party for which the right to indemnification may be claimed under this Section, such party shall give to each other party written notice of such claim as soon as practicable (but the failure to so give such notice shall not relieve any party of any obligation hereunder unless such failure shall proximately cause actual harm or material prejudice to any party in connection with any such claim). The provisions of this Section 11.4 in addition to and not in lieu of the covenants of the parties contained in Sections 11.2 or 11.3 above.

     11.5 DETERMINATION OF DAMAGES AND RELATED MATTERS. Upon the occurrence of any event which would give rise to a claim by XYX and/or Newco against, or to a right of defense and indemnity against BTI pursuant to this Section 11, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which BTI may become obligated to XYX and/or Newco hereunder, XYX and/or Newco, as the case may be, shall give notice to BTI of the occurrence of such event and shall identify XYX's and/or Newco's choice of counsel to represent such investigation, claim or proceedings, provided that the failure of XYX and/or Newco to give notice shall not affect the indemnification obligations of BTI hereunder. XYX and/or Newco, as the case may be, (i) shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of XYX's choice (who shall be reasonably acceptable to a representative of BTI), and (ii) without further notice may set off or apply against all amounts due BTI hereunder, or their affiliates, under any instrument or pursuant to any obligation other than an obligation to pay BTI compensation for services rendered on behalf of XYX and/or Newco, the full amount for which indemnification hereunder is provided. BTI shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of their choice.

          As XYX and/or Newco incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, XYX and/or Newco shall forward to BTI notice of any sums due and owing by them pursuant to this Agreement with respect to such matter and they shall be required to pay all of the sums so due and owing to XYX and/or Newco by certified or bank cashier's check within 10 days of such notice.

          Upon the occurrence of any event which would give rise to a claim by BTI against, or to a right of defense and indemnity against, XYX and/or Newco pursuant to this Section 11, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which XYX and/or Newco may become obligated to BTI hereunder, BTI shall give notice to XYX and/or Newco of the occurrence of such event and shall identify their choice of counsel to represent such investigation, claim or


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

proceedings, provided that the failure of either or both of them to give notice shall not affect the indemnification obligations of XYX and/or Newco hereunder. BTI (i) shall have the exclusive right to so defend, contest or protect against such matter utilizing the counsel of their choice (who shall be reasonably acceptable to a representative of XYX and/or Newco), and (ii) without further notice may set off or apply against all amounts due XYX and/or Newco hereunder, or their affiliates, under any instrument or pursuant to any obligation, the full amount for which indemnification hereunder is provided. XYX and/or Newco shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice.

          As BTI incurs expenses for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, BTI shall forward to XYX and/or Newco notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and shall be required to pay all of the sums so due and owing to BTI by certified or bank cashier's check within 10 days of such notice. XYX and/or Newco shall be required to pay all of the sums due and owing to BTI within 10 days of such notice.

     11.6 REMEDIES FOR BREACH. In the event of any material breach of any of the provisions of this Agreement, including but not limited to any breach of any covenant, warranty or representation made by any party hereto, the breaching or defaulting party shall be liable pursuant to the provisions of 11.1 or 11.2 above. In the event of any material breach by any party of any provision under this Agreement, either party may file suit. Nothing contained in this Agreement shall be deemed to preclude a party to sue for or seek specific performance of the provisions of this Agreement in the appropriate circumstance. The provisions of this Section 11 shall survive any termination hereof.


12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     12.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Each of the parties hereto recognizes and acknowledges that it has and will have access to certain nonpublic information of the others which shall be deemed the "Confidential Information" of the other parties (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the parties. Information received by the other party or its representatives shall not be deemed Confidential Information and afforded the protections of this Section 12 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full


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

legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party,
(iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the parties hereto agrees that it shall not disclose, and that it shall use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the parties who agree to be bound by this confidentiality agreement. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other parties the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof; provided, however, that each of XYX and BTI may retain one copy of such materials for archival purposes only which copy will only be used in compliance with this Section 12.1. Each of the parties recognizes and agrees that violation of any of the agreements contained in this Section 12 will cause irreparable damage or injury to the parties, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the parties shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the parties may have against each other. The provisions of this Section 12.1 shall survive any termination of this Agreement.

     12.2 NO PUBLICITY. Until the Closing or the termination of this Agreement in accordance with its terms, neither XYX nor BTI shall, directly or indirectly, issue any press release, or make any public statement, concerning the transactions contemplated by this Agreement without the prior written consent of XYX (in the case of such a release or statement by BTI) or of BTI (in the case of such a release or statement by XYX). This Section 12.2 shall not, however, preclude any party from making any disclosure required by applicable law, and in the event any party, or any officer, director, employee, agent or representative of a party, believes that any press release, public statement or other disclosure is so required, such party will notify and consult with the other parties with respect thereto as promptly as is practicable under the circumstances.

     12.3 INSIDER TRADING. The parties acknowledge that certain of the information that they have and will be obtaining in connection with the transactions contemplated by this Agreement may constitute material non-public or "inside" information about XYX and that the use or misuse of such information, might involve serious legal consequences, including, without limitation, under the Federal securities laws. The parties will not, and will impose restrictions designed to cause its affiliates, officers, directors and employees not to, directly or indirectly, through related parties or otherwise, purchase, trade, offer, pledge, sell, contract to sell or to purchase or sell or "short" or "short against the box" (as those terms are generally understood in the securities markets), or otherwise dispose of or acquire, any securities of XYX or options in respect of such securities until after the Closing Date.

13. EXPENSES

     Each of the parties will pay all costs and expenses of its performance and compliance with this Agreement except that the reasonable fees and expenses of counsel to BTI in connection with this Agreement and the transactions contemplated hereby performed after the date that XYX provides the Closing Notice shall be paid at the Effective Time by XYX. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the parties provided for in Section 10.1(G), then the expenses of each of the parties in connection with the transaction contemplated herein shall be paid by such defaulting party. In no event will any party to this Agreement be liable to any other party for incidental damages, lost profits, income tax consequences, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, or for punitive damages, resulting from the breach of any obligation under this Agreement. The provisions of this Section 13 shall survive any termination hereof.


14.  MISCELLANEOUS

     14.1 ATTORNEY'S FEES. In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay the successful party or parties all statutorily recoverable costs, expenses and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

     14.2 NO BROKERS. XYX represents and warrants to BTI and BTI represents and warrants to XYX, neither it nor any party acting on its behalf has incurred any liability, either express or implied, to any "broker," "finder," financial advisor, employee or similar person in respect of any of the transactions contemplated hereby. XYX agrees to indemnify BTI against, and hold it harmless from, and BTI agrees to indemnify XYX against, and hold it harmless from, any liability, cost or expense (including, but not limited to, fees and disbursements of counsel) resulting from any agreement, arrangement or understanding made by such party with any third party, including employees of BTI, for


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

brokerage, finders' or financial advisory fees or other commissions in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section shall survive any termination of this Agreement.

     14.3 SURVIVAL AND INCORPORATION OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by any party hereunder or in connection herewith shall be deemed to constitute representations and warranties made by that party to this Agreement.

     14.4 INCORPORATION BY REFERENCE. All Exhibits to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

     14.5 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns and indemnities pursuant to
Section 11. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

     14.6 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

     14.7 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

     14.8 GOVERNING LAW - CONSTRUCTION. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of New York except to the extent the corporate law of the State of Delaware is applicable, excluding conflict of law provisions which would act to apply the laws of another state.

     14.9 NOTICES. Any notice, communication, offer, acceptance, request, consent,


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

reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (1) telefax or other similar electronic method, or (2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (3) delivering the same in person to such party.

          Notice shall be deemed to have been given immediately when sent by telefax and confirmed received or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

          All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

           If XYX or Newco, to:    Xytronyx, Inc.
                                   6555 Nancy Ridge Drive, Suite 200
                                   San Diego, CA 92121
                                   Attention:  Larry Bymaster
                                   Chief Executive Officer
                                   Fax:  619-550-3985

           with a copy to:    Donovan Leisure Newton & Irvine
                                  30 Rockefeller Plaza
                                  New York, New York  10112
                                  Attention:  Edward F. Cox
                                  Fax:  212-632-3321

           If BTI, to:            Binary Therapeutics, Inc.
                                  125 Partridge Drive
                                  Westwood, MA 02090
                                  Attention:  Dr. Joseph Chang
                                  Chief Executive Officer
                                  Fax:  617-320-8235

          Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     14.10 FAX/COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to


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

the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

     14.11 CAPTIONS. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     14.12 SEVERABILITY. Wherever there is any conflict between any provision of this Agreement and any Governmental Requirement or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

     14.13 GOOD FAITH COOPERATION AND ADDITIONAL DOCUMENTS. The parties shall use their best good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

     14.14     SPECIFIC PERFORMANCE.  The obligations of the parties under
Section 12 are unique. If either party should default in its obligations under said Section, the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

     14.15 ASSIGNMENT. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion. Any purported assignment or delegation without such consent shall be null and void.

          For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto or described in this Section 14. This Agreement, and other documents delivered pursuant to this Agreement,


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

contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.




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

          IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.


                      XYTRONYX, INC., a Delaware corporation,


                      By: /s/ Dale A. Sander
                         ---------------------------
                         Dale A. Sander
                         Chief Financial Officer


                      XYX ACQUISITION CORP., a Delaware corporation,


                      By: /s/ Dale A. Sander
                         ---------------------------
                          Dale A. Sander
                          Chief Financial Officer

                      BINARY THERAPEUTICS, INC., a Delaware corporation,


                      By: /s/ Joseph Y. Chang
                         --------------------------
                         Joseph Y. Chang
                         President and Chief Executive Officer



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